FOR IMMEDIATE RELEASE

November 3, 2006

Contact:  Rosemarie Faccone

                 Susan Jordan

     732-577-9997

UMH PROPERTIES, INC. ANNOUNCES APPOINTMENT OF

CHRISTINE LINDSEY AS CHAIR OF THE MANUFACTURED

HOUSING INSTITUTE NATIONAL COMMUNITIES COUNCIL

FREEHOLD, NJ, November 3, 2006 ………Samuel A. Landy, President of UMH Properties, Inc. (AMEX:UMH) is pleased to announce that, on October 30, 2006, Christine Lindsey, Vice President of Sales of UMH Properties, Inc., was elected Chair of the Manufactured Housing Institute (MHI) National Communities Council, resulting in her appointment to the MHI Executive Committee, and the MHI Board of Directors.  In addition, Ms. Lindsey was reelected to another three-year term on the MHI National Communities Council Board of Governors as the MHI State-Certified Representative for Tennessee.

The MHI is located in Arlington, VA, and is the national trade organization representing all segments of the factory-built housing industry, including manufacturers, community owners, retailers, lenders, and suppliers.  MHI provides industry research, promotion, education and government relations programs by building and facilitating consensus within the industry.

Mr. Landy further stated, “UMH is proud of the accomplishments of Ms. Lindsey and we congratulate her on this most recent achievement.  With her expertise in the industry we are certain Ms. Lindsey will be a true leader on this Council.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.  UMH has been in operation since 1968, operating as a public company since 1985.

#######